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                                                                     EXHIBIT 2.3



                                AMENDMENT NO. 2

                                       TO

                          AGREEMENT AND PLAN OF MERGER


          This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER, dated as of February 12, 1999 (this "Amendment"), is entered into among NABORS INDUSTRIES, INC., a Delaware corporation ("Parent"), NABORS ACQUISITION CORP. VII, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Parent, and BAYARD DRILLING TECHNOLOGIES, INC., a Delaware corporation (the "Company").

          WHEREAS, as of October 19, 1998, Parent, Merger Sub and the Company entered into a certain Agreement and Plan of Merger and as of January 15, 1998 such parties entered into Amendment No. 1 to such Agreement and Plan of Merger (such Agreement and Plan of Merger, as so amended, being hereinafter referred to as the "Merger Agreement"); and

          WHEREAS, the parties hereto desire to amend the Merger Agreement in certain respects; and

          WHEREAS, Section 8.3 of the Merger Agreement provides that the Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, if set forth in an instrument in writing signed by the parties thereto; and

          WHEREAS, the Boards of Directors of each of the parties to the Merger Agreement have approved the execution, delivery and performance of this Amendment;

          NOW THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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          1.    All capitalized terms used but not separately defined in this
Amendment shall have the meanings assigned to such terms in the Merger
Agreement.

          2.    The Merger Agreement is hereby amended as follows:

          a. Section 2.1 is hereby amended by deleting the amount "0.375" contained in paragraph (a) thereof and substituting the following in lieu thereof:

          "0.3375"

          b. Section 3.1 is hereby amended by deleting the second and third sentences thereof and substituting the following in lieu thereof:

          "As used in this Agreement, any reference to a state of facts, event, change or effect having a 'Material Adverse Effect' on or with respect to Parent or the Company, as the case may be, means (except as provided in the immediately following sentence) a state of facts, event, change or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the applicable entity and its Subsidiaries (as defined in Section 9.3(g)), taken as a whole, except for any such state of facts, events, changes or effects that are attributable to changes or developments in general economic conditions or the oil and gas or contract drilling industries in general. In addition, it is expressly understood and agreed that a Material Adverse Effect shall not be deemed to include (A) any state of facts, events, changes or effects, or any anticipated state of facts, events, changes or effects (including, but not limited to, any estimated or anticipated operating losses or other adverse operating results), which prior to or on February 12, 1999 have been disclosed to or are known by the Company (in the case of any state of facts, events, changes or effects affecting the Parent) or the Parent (in the case of any state of facts, events, changes or effects affecting the Company) or (B) any state of facts, events, changes or effects which do not cause or are not


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                  reasonably expected to cause or result in actual monetary loss which exceeds $75.0 million (in the case of Parent), or $7.5 million (in the case of the Company).

                  c. Section 8.1 is hereby amended by deleting the words "May 1, 1999" contained in subparagraph (v) of paragraph (a) thereof and substituting the following in lieu thereof:

                  "September 30, 1999"

                  d. Section 8.5 is hereby amended by deleting the words "a fee of $7.5 million" contained in paragraph (c) and substituting the following in lieu thereof:

                  "a fee of $7.5 million (in the case of termination by Parent pursuant to Section 8.1 (a)(ii)) or a fee of $15.0 million (in the case of a termination by the Company pursuant to Section
                  8.1 (a)(iii))"

                  3. The Company represents that it has received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement, as amended by this Amendment, is fair to such stockholders from a financial point of view.


                  4. The Merger Agreement is hereby ratified by each of the parties hereto, and the terms and provisions of the Merger Agreement as amended pursuant to Section 2 hereof shall remain in full force and effect.



                  5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.






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                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.



                               NABORS INDUSTRIES, INC.

                               By:  /s/ ANTHONY G. PETRELLO
                                    -----------------------------------------
                                        Anthony G. Petrello
                                        President and Chief Operating Officer



                               NABORS ACQUISITION CORP. VII


                               By:  /s/ ANTHONY G. PETRELLO
                                    -----------------------------------------
                                        Anthony G. Petrello
                                        President



                               BAYARD DRILLING TECHNOLOGIES, INC.


                               By:  /s/ JAMES E. BROWN
                                    -----------------------------------------
                                        James E. Brown
                                        President







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